Exhibit 99.1

For Further Information: John P. Jordan Executive Vice President & CFO 203.740.5671 jjordan@photronics.com

Photronics Reports Full Year and Fourth Quarter Fiscal 2023 Results

BROOKFIELD, Conn., Dec. 13, 2023 (GLOBE NEWSWIRE) — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in photomask technologies and solutions, today reported financial results for its full year and fourth quarter of fiscal year 2023 ended October 31, 2023.

“We delivered our sixth consecutive year of record revenue with growth in fourth quarter amidst a prolonged industry downturn,” said Frank Lee, chief executive officer.  “Fourth quarter and full year revenue increased 8% year-over-year, and fourth quarter increased 1% sequentially.  Both IC and FPD increased, as demand for our design-driven products remained strong. Operating expenses were lower sequentially, partially offsetting lower gross profit, resulting in operating margins of 28.5% for the fourth quarter and 28.4% for the year.  Strong cash generation and our disciplined strategy of investing in growth strengthened the balance sheet while positioning us for sustained solid performance.  I am proud of our team’s performance and look forward to even greater achievements as we execute our strategy in the year to come.”

Full Year Fiscal 2023 Results

•	Revenue was $892.1 million, up 8% over the previous year – the sixth consecutive year of record revenue
•	GAAP net income attributable to Photronics, Inc. shareholders was $125.5 million, or $2.03 per diluted share, compared with $118.8 million, or $1.94 per diluted share in 2022
•	Non-GAAP net income attributable to Photronics, Inc. shareholders was $126.0 million, or $2.04 per diluted share, compared with $101.7 million, or $1.66 per diluted share in 2022
•	IC revenue was $651.3 million, up 10%
•	FPD revenue was $240.8 million, up 4%
•	Cash generated from operating activities was $302.2 million, and cash invested in organic growth through capital expenditures was $131.3 million

Fourth Quarter Fiscal 2023 Results

•	Revenue was $227.5 million, up 8% year-over-year and 1% sequentially
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GAAP net income attributable to Photronics, Inc. shareholders was $44.6 million, or $0.72 per diluted share, compared with $37.1 million, or $0.60 per diluted share in the fourth quarter 2022 and $27.0 million, or $0.44 per diluted share in the third quarter of 2023

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Non-GAAP net income attributable to Photronics, Inc. shareholders was $37.2 million, or $0.60 per diluted share, compared with $31.2 million, or $0.51 per diluted share in the fourth quarter 2022 and $31.6 million, or $0.51 per diluted share in the third quarter of 2023

•	IC revenue was $164.5 million, up 5% year-over-year and 1% sequentially
•	FPD revenue was a record at $63.0 million, up 17% from the same quarter last year and 3% sequentially
•	Cash generated from operating activities was $106.6 million, and cash invested in organic growth through capital expenditures was $52.5 million
•	Cash balance at the end of the quarter was $499.3 million, with $12.9 million in short-term investments and $24.6 million in debt

First Quarter Fiscal 2024 Guidance

For the first quarter of fiscal 2024, Photronics expects revenue to be between $217 million and $225 million and non-GAAP net income attributable to Photronics, Inc. shareholders to be between $0.45 and $0.53 per diluted share.

Webcast

A webcast to discuss these results is scheduled for 8:30 a.m. Eastern time on Wednesday, December 13, 2023.  The call will be broadcast live and on-demand on the Events and Presentations link on the Photronics website. Analysts and investors who wish to participate in the Q&A portion of the call should click here. It is suggested that participants register fifteen minutes prior to the call's scheduled start time.

About Photronics

Photronics is a leading worldwide manufacturer of integrated circuit (IC) and flat panel display (FPD) photomasks. High precision quartz plates that contain microscopic images of electronic circuits, photomasks are a key element in the IC and FPD manufacturing process. Founded in 1969, Photronics has been a trusted photomask supplier for over 50 years.  As of October 31, 2022, the company had 1,828 employees. The company operates 11 strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the company can be accessed at www.photronics.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” regarding our industry, our strategic position, and our financial and operating results.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, performance or achievements to differ materially.  Please refer to the documents we file with the Securities and Exchange Commission. These documents contain and identify important factors that could cause our actual results to differ materially from those contained in these forward-looking statements. These certain factors can be found at www.photronics.com/riskfactors.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this release to conform these statements to actual results.

Non-GAAP Financial Measures

Non-GAAP Net Income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share, Free Cash Flow, and Net Cash are "non-GAAP financial measures" as such term is defined by the Securities and Exchange Commission and may differ from similarly named non-GAAP financial measures used by other companies. The attached financial supplement reconciles Photronics, Inc. financial results under GAAP to non-GAAP financial information. We believe these non-GAAP financial measures that exclude certain items are useful for analysts and investors to evaluate our future on-going performance because they enable a more meaningful comparison of our projected performance with our historical results. These non-GAAP metrics are not intended to represent funds available for our discretionary use and are not intended to represent, or be used as a substitute for, gross profit, operating income, net income, cash and cash equivalents, or cash flows from operations, as measured under GAAP. The items excluded from these non-GAAP metrics, but included in the calculation of their closest GAAP equivalent, are significant components of the condensed consolidated balance sheets and statement of cash flows and must be considered in performing a comprehensive assessment of overall financial performance. Please refer to the non-GAAP reconciliations on the following pages.